EXHIBIT 99.2

INUVO, INC.
Q2 2013 Earnings Call Script

Alan Sheinwald:

Thank you and good morning.  I’d like to thank everyone for joining us today for the Inuvo Second Quarter 2013 Shareholder Update Conference Call.  Mr. Richard Howe, Chief Executive Officer, and Mr. Wally Ruiz, Chief Financial Officer of Inuvo, will be your presenters on the call.

Before we begin, I’m going to review the company’s Safe Harbor statement.  Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially.  When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo Inc are such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo’s public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’d now like to congratulate management on yet another strong quarter and introduce Mr. Rich Howe, CEO of Inuvo.  Rich, please go ahead.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

For the 2nd Quarter of 2013, we are pleased to report a Net Income of $381 thousand dollars or 2¢ per share on 13.1 million of Revenue and $848 thousand dollars of Adjusted EBITDA. These quarterly results reflect positively the significant operating improvements we have made within the business and the improving margins associated with our growth.

Revenue through the first half of the year has totaled $29 million, up 34% over the previous year and Adjusted EBITDA was $2.2 million, up 413% from the previous year. Net Income through the first half of the year was $91,000, up from a loss of $4.8 million through the first half of 2012.

On today’s call I would like to provide some updates on information communicated on the first quarter call, offer some additional insights about the second quarter and highlight some initiatives underway within the segments.

Following my opening statements, I will turn the call over to Wally for a more detailed accounting of our financial results after which I will have some closing remarks.

As a reminder to those of you who are new to the company, we organize and report our business along two segments.

Our Network segment is an Ad delivery service provided to websites and application owners on both desktop and mobile devices. We also account for Ad based Revenue from our growing suite of Owned and operated websites within this segment.

And the Applications segment, where Inuvo delivers Ad’s into company owned applications, which are marketed directly to consumers through various online marketing methods.

Growth in the second quarter and through the first half of the year has come from within the Network segment, which accounted for about 77% of 2nd Quarter Revenue and 72%√ of first half revenue. The decline in contribution from the Application segment reflects the focus on the Network segment where the delivery of Ad’s accessed through mobile devices and the development of Owned and Operated websites are a priority.

While the Application segment of the business has scaled back in recent quarters, we continue to see this segment as a source of potential future growth, particularly within the Mobile applications marketplace. The direct to consumer marketing competency and the Google relationship we acquired with the acquisition in the first quarter of 2012 continue to be important assets in our overall strategy and the existing users within the segment remain a good source of high quality advertising clicks.

Further, its important to understand that the ALOT brand, which drives much of the application segments revenue, is the foundation for the Owned and Operated site expansion.

We had also discussed on the first quarter call, certain changes that had been made within the marketplace that supports the Network segment and had provided some indication of its Q2 Revenue impact at that time. We remedied these issues starting in April and saw a positive trend throughout the 2nd Quarter and into the 3rd Quarter. As a result, we are pleased to report in advance of Q3 results that unaudited Revenue for the month of July exceeded $5 million dollars, up from $4.6 million in July of 2012.

Within the first half of the 2013 calendar year, Revenue, Gross profit, AEBITDA, Operating Expenses, Bank Debt and Net Income were all improved relative to last year and as of August 8th, this trend has continued. The Company has been Cash Flow positive since August of 2012.

Following the announcement of our move in January, we had suggested a potential benefit of approximately $120,000 dollars in monthly expense reductions associated with the move. As disclosed in the Press Release today, compensation & SG&A expenses on a monthly basis are now down nearly $500,000 per month in 2013, going from roughly $1.5 million in January to the current $1.0 million per month run rate. These expenses should stay relatively stable throughout the remaining months of this year.

With the recent exit of the New York City Data Centers, the relocation to Arkansas is now completed. Additionally, based on current commitments, we have already achieved our March 2014 obligation to have 26 full time employees within the State and will soon have received the last of the $1.75 million dollars in Grant funds.

Let me now talk briefly about the two segments of the business and how we are doing against our plans, starting first with the Application segment.

We have this segment of the business focused on maintaining current revenue and profitability levels. As you will recall, changes to the ways in which software can be marketed to consumers earlier in the year gave us cause to rethink our objectives for this segment and we made a conscious decision to manage towards a stable and profitable run rate.

This does not mean we are not taking steps to position this segment for growth in the future. Our marketing team continues to optimize our campaigns and we could start to see modest revenue growth again starting in the Fourth Quarter.

Additionally, in Q2, we started to explore a more current strategy for the ALOT business that is aligned around mobile applications that could include both homegrown applications and the acquisition of existing mobile apps, which are surprisingly cheap and in supply.  Our ability to market & monetize these Apps is a significant competitive advantage here.

This strategy is also synergistic with our Owned and Operated websites, which we have said in the past should each have companion mobile applications.

We launched a Weather application in the second quarter that was quickly developed in-house as a way to better understand the marketing, support and monetization of these mobile applications before we make any significant investment.

Turning now to the Network segment, which has been driving growth within the business.

In the first quarter of 2013, Owned and Operated websites accounted for roughly 12% of overall revenue and that ratio held steady in the second quarter. We expect to be making more announcements related to site launches in the third quarter. The next site we plan to launch will be ALOT Health, a content rich web property optimized for both desktop and mobile devices. The site will feature information on ailments, fitness, dieting, and pregnancy in addition to a resource for contacting local physicians.

As it relates to mobile expansion, in the first quarter, we had mentioned that approximately 15% of all traffic within the Network originated through a mobile device. In the second quarter, that number held constant. We now have over 200 mobile application prospects in various stages of implementation and/or testing.

In support of our mobile strategy, we are also introducing a number of enhancements to the platform that serves the Network. This improved functionality ranges from features designed to improve self-serve access to features designed to provide additionally flexibility and ease of implementation, particularly for Mobile Ad units.

As one example, we recently launched in beta, an Ad unit that displays results based on website content and automatically sizes itself appropriately for the device being used to access the site, whether that be desktop, tablet or phone. The feedback from prospects for this Ad unit has been encouraging and the pipeline for the unit is robust.

Since the beginning of the year, in addition to the mobile application partners we are working with, we have also added over 300 new websites to the Network, each of which are in various stages of going live.

I would like to now turn the call over to Wally for a more detailed analysis of the financials. Wally.

Wally Ruiz Comments:

Thank you Rich.  Good afternoon everyone.  Thank you for joining us today to discuss the company's financial results for the second quarter of 2013.  My comments will refer to this morning’s press release and the 10-Q filed today.

As Rich mentioned, Inuvo today reported net revenue of $13.1 million in the second quarter of 2013, a $256,000 increase over the same quarter last year; and for the first six months of 2013, $29.1 million which is $7.4 million ahead of the same period last year. The Network segment reported $10.1 million of revenue in the current quarter, an increase of 86% over the same quarter last year. The Network segment represents 77% of the company’s total revenue. The increase in the second quarter of 2013 over the same quarter last year is due to the strong increase in the delivery of advertisements to partner websites, our own websites, and the delivery of advertisements to mobile devices. Revenue from partner’s websites increased 85% compared to the second quarter of 2012, the result of expansion across publisher segments, an improvement in quality and the growth in mobile. Revenue from our owned and operated websites increased 346% compared to the second quarter of 2012 largely due to the expansion of websites, particularly the local search directory at local.alot.com. All other revenue in the segment, non-core operations, declined $439 thousand in the second quarter compared to the same quarter last year primarily due to the closing of the low margin data business in the first quarter.

 The Applications segment, representing 23% of the company’s total revenue in the second quarter, reported $3 million of revenue. This segment is mostly comprised of operations acquired in March of last year. The Applications segment revenue in the second quarter of 2013 decreased $4.4 million compared to the same quarter last year and was $2.1 million lower than the immediate prior quarter, the first quarter of 2013. Marketing policy changes in the first quarter required that we modify our strategy for the business, focusing first on managing towards a stable and profitable revenue stream only then to explore additional growth provided the ROI exceeds the other parts of the business.

Gross profit was $6.2 million in the second quarter of 2013 or as a percent of revenue, 47%. This compares to a gross profit of $6.8 million or as a percent of revenue, 53% last year. Overall gross profit declined in the second quarter compared to last year due to lower revenue from the Application segment.  In the second quarter of 2013, the Network segment gross profit as a percent of revenue was 34% compared to 18% for the same quarter last year. The increase in the Network segment gross profit comes from the expansion of the Network. The Applications segment gross profit, as a percent of revenue was 91% compared to 78% for the same quarter last year. The higher gross profit is primarily due the discontinuance of underperforming marketing programs.

Operating expense was $6.1 million in the second quarter. This is a $3.4 million decrease over the same quarter last year and a $2.8 million decrease from the immediate prior quarter.  All three categories of operating expense; search costs, compensation and S,G&A decreased in the second quarter of 2013 compared to the same quarter last year and the immediate prior quarter.

Search costs are mostly associated with the ALOT operations within the Applications segment where we bid on keywords in order to drive traffic to our landing pages, the successful result from which is that a consumer downloads our product. To a lesser extent, we also spend on Search for owned and operated web properties. Search costs decreased $2.4 million in the second quarter of 2013 over the same quarter in the prior year and decreased approximately $1.7 million from the immediate prior quarter due to the policy changes previously mentioned.

Compensation expense decreased $170 thousand in the second quarter of 2013 over the same quarter in the prior year and decreased $538 thousand from the immediate prior quarter due to a non-recurring accrual of $316 thousand dollars for severance for employees who chose not to relocate to Arkansas. Selling, general & administration expense, or S, G & A decreased $754 thousand in the second quarter of 2013 compared to the same quarter in the prior year and decreased $513 thousand from the immediate prior quarter. The decrease in the current quarter S,G&A from both the same quarter of the prior year and the immediate prior quarter is due primarily to lower facilities expense and lower depreciation and amortization expense associated with the elimination of facilities in New York and Florida in the first quarter.

As mentioned, the relocation to Arkansas has gone well and we are seeing the benefits in the form of lower operating expense. The full impact of the savings will be seen late in the third quarter. At this point, the state has reimbursed us over $1.6 million in relocation expenses.

Net interest and other expense was $66 thousand in the second quarter of 2013 compared to $105 thousand in the same quarter in the prior year. The lower interest expense is due primarily to interest income received on a security deposit as well as lower average loan balances this year.

The company reported a $79,000 income tax benefit due to amortizing its deferred tax liability generated from intangible assets acquired in the March 2012 acquisition.

As part of that acquisition, we acquired several discontinued subsidiaries located in Europe. These subsidiaries have liabilities to web publishers and vendors that were recorded in 2009 and earlier. In the second quarter, we determined that a portion of these liabilities were not valid and relieved the balance sheet of them. The effect on the income statement was $283,000 and was classified as net income from discontinued operations.

The Company reported a net income of $381 thousand, or $0.02 per diluted share, for the three months ended June 30, 2013. The net income from continuing operations was $99 thousand. In the second quarter of last year we reported a net loss of $3.0 million, or $0.13 per share.

EBITDA, adjusted for stock compensation expense and accrued severances associated with the relocation was approximately $848 thousand in the quarter that ended June 30, 2013 and that compares to an adjusted EBITDA of $204 thousand in the same quarter of the prior year.

Balance Sheet as of June 30, 2013

Turning the balance sheet, cash and cash equivalents totaled $3.2 million at June 30, 2013 compared to $3.4 million at the end of 2012.  Bank debt was approximately $6.9 million compared to $7.8 million at the end of 2012. The company has been generating a positive cash flow from operations since last August and has used the cash to reduce bank debt and to remain current with publishers and vendors.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments:

Thanks Wally. In closing, I would like to summarize:

1)	We delivered $381 thousand dollars of Net Income, or 2¢ per share in Q2, up from a loss of $3 million dollars the prior year.
2)	Revenue, Gross Profit, Cash Flow, Operating Expenses, Net Income and Debt were all improved in the 2nd Quarter.
3)
Through the first half of 2013, Revenue was up 34% and Adjusted EBITDA was up 413% over the comparable period. Net Income for the 1st half amounted to $91,000 dollars, up from a loss of $4.8 million the prior year.

4)
Within the Application segment, and in particular for the AppBar, we are focused on optimizing for profitability and quality and its important to note that our Owned and Operated website business, which is growing, is an extension of this direct to consumer business.

5)	Our move to Arkansas is now completed. We are ahead of our expense reduction goal of $120K per month and based on commitments, we have already met our March 2014 headcount obligation to the State.
6)	Unaudited revenue for the first month of the 3rd Quarter, July, exceeded $5 million dollars, up from $4.6 million in the prior year.

And Finally,

7)
We continue to be focused on mobile expansion within the Network. Mobile web traffic is increasing 55% per year and the marketplace remains in its infancy. Shareholders should be assured that Inuvo is well positioned to take advantage of this growth opportunity.

I’d like to now turn the call over to the operator for questions and answers.
------------------------------------------------------------------

Richard Howe Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.